CERTIFICATE OF FORMATION

OF

GEC PACKAGING TECHNOLOGIES LLC

This Certificate of Formation of GEC Packaging Technologies LLC (the "Company"), dated on the August 5, 2016, is being duly executed and filed by Joseph E. Doyle, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST. The name of the limited liability company formed is GEC Packaging Technologies LLC.

SECOND. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is: The Corporation Trust Company - Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801.

FOURTH. The formation of the limited liability company will be effective on August 11, 2016.

lN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

By:    /s/ Joseph E. Doyle
Name:    Joseph E. Doyle
Title:    Authorized Person